Exhibit 6 (aa)

Contractual Fee Waiver Agreement

[Scotia Institutional Asset Management US, Ltd. Letterhead]

March  [    ], 2014

Salvatore Faia

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:          Dynamic U.S. Growth Fund

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted above, Scotia Institutional Asset Management US, Ltd. (“SIAM”) agrees that in order to maintain the established expense ratio of the Dynamic U.S. Growth Fund (the “Fund”) of The RBB Fund, Inc. (the “Company”), SIAM shall, until further notice, but in no event terminating before December 31, 2015, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than taxes, extraordinary expenses, brokerage commissions, interest and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which the Fund’s total annual fund operating expenses for each of its Institutional Class, Class I and Class II shares (other than taxes, extraordinary expenses, brokerage commissions, interest and any other items as agreed upon by both parties from time to time) exceeds a total annual fund operating expense ratio (other than taxes, extraordinary expenses, brokerage commissions, interest and any other items as agreed upon by both parties from time to time) of:

•                  0.74% of the average daily net assets attributable to the Fund’s Institutional Class Shares;

•                  0.84% of the average daily net assets attributable to the Fund’s Class I shares; and

•                  0.99% of the average daily net assets attributable to the Fund’s Class II shares.

The Company agrees to carry forward, for a period not to exceed three (3) years from the date on which a waiver or reimbursement is made by SIAM, any fees or expenses in excess of the applicable expense limitation that are waived, reimbursed or assumed by SIAM under this Agreement (“Excess Fees and Expenses”) and to repay SIAM in the amount of such Excess Fees and Expenses as set out in this Agreement.  Such repayment will be made as promptly as possible, but only to the extent that it does not cause the fees and expenses for any year to exceed the applicable expense limitation that was in effect at the time of the waiver or reimbursement.  If this Agreement is terminated by the Company, the Company agrees to repay to SIAM in accordance with this Agreement any Excess Fees and Expenses not previously repaid and, subject to the Investment Company Act of 1940, such repayment will be made not later than thirty (30) days after the termination of this Agreement and without regard to any expense limitation.

SCOTIA INSTITUTIONAL ASSET MANAGEMENT US, LTD.

By:
Name:
Title:

Your signature below acknowledges
acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.